Exhibit 99-B.8.48

Amendment No. 3 to Fund Participation Agreement

The Fund Participation Agreement (the "Agreement"), dated September 21, 2000 and as amended by Amendment No. 1 and Amendment No. 2, with effective dates of August 5, 2003 and April 1, 2003, between ING Life Insurance and Annuity Company f/k/a Aetna Life Insurance and Annuity Company) ("ILIAC"), ReliaStar Life Insurance and Annuity Company ("ReliaStar") and ReliaStar Life Insurance and Annuity Company of New York ("ReliaStar New York") (collectively the "Company"), Pioneer Investment Management Shareholder Services, Inc. f/k/a Pioneering Services Corporation (the "Transfer Agent"), and Pioneer Funds Distributor, Inc. (the "Distributor"), is hereby amended, with effect from May 1, 2004, as set forth below. The Transfer Agent and the Distributor are members of the UniCredito Italiano Banking Group, Register of Banking Groups. Unless otherwise indicated in this Amendment, capitalized terms shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties now desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be amended as follows.

Schedule A of the Participation Agreement is hereby deleted and replaced with Schedule A attached hereto and dated May 1, 2004.

Except as provided herein, all other terms and conditions contained in the Agreement shall remain in full force and effect.

This Third Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

ING Life Insurance and Annuity Company		ReliaStar Life Insurance Company

By:	Laurie M. Tillinghast	By:	Laurie M. Tillinghast
	Laurie M. Tillinghast		Laurie M. Tillinghast
Title:	Vice President	Title:	Vice President

ReliaStar Life Insurance Company of New York

By:	Laurie M. Tillinghast
Laurie M. Tillinghast
Title:	Vice President

Pioneer Funds Distributor, Inc.		Pioneer Investment Management Shareholder Services, Inc.

By:	Steven M. Graziano	By:	Tracy Cmar
Steven M. Graziano
Title:	Executive Vice President	Title:	Tracy Cmar, SVP

Schedule A

As amended on May 1, 2004

ING Life Insurance and Annuity Company

Variable Annuity Account B

Variable Annuity Account C

Variable Annuity Account D

Variable Annuity Account F

ReliaStar Life Insurance Company

Separate Account N

Separate Account One

ReliaStar Life Insurance Company of New York

Separate Account